Exhibit 99.1

UMH PROPERTIES, INC. THIRD QUARTER 2025 OPERATIONS UPDATE

FREEHOLD, NJ, October 1, 2025……UMH Properties, Inc. (NYSE: UMH; TASE: UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is providing investors with an update on the third quarter of 2025 operating results:

1.	We converted 223 new homes from inventory to revenue generating rental homes. Year-to-date, we have converted 528 new homes from inventory to revenue generating rental homes. UMH now owns approximately 10,800 rental homes with an occupancy rate of 94.1%.

2.	Same Property occupancy increased by 132 units during the third quarter and 357 units over the same period last year to 88.5%.

3.	We achieved gross home sales revenue of $9.2 million compared to $8.7 million last year, representing an increase of approximately 5%. Additionally, we achieved gross home sales revenue of approximately $800,000 at Honey Ridge, our recently opened community owned through our joint venture with Nuveen Real Estate. Including these sales, sales for the third quarter were approximately $10 million, representing an increase of 14% over last year.

4.	Our occupancy gains and rent increases achieved throughout 2024 and thus far in 2025 have increased our same property October 2025 rental and related charges by approximately 10% over October 2024 and our total charges by 12%. Rental and related charges, including our joint ventures, for the third quarter were approximately $57.7 million compared to $52.4 million last year, representing an increase of approximately 10.1%.

5.	We closed on the acquisition of two manufactured home communities, located in Conowingo, Maryland, for a total purchase price of $14.6 million. These communities contain 191 developed homesites, of which 79% are occupied. They are situated on approximately 82 acres.

6.	We completed the sale to investors in Israel of approximately $80.2 million of 5.85% Series B Bonds due 2030. The net proceeds of the offering will be used for working capital and general corporate purposes.

7.	We issued and sold approximately 290,000 shares of Common Stock through our At-the-Market sale program at a weighted average price of $16.44 per share, generating gross proceeds of $4.8 million. Through the Preferred At-the-Market sale program, we issued and sold approximately 3,300 shares at a weighted average price of $23.00 per share, generating gross proceeds of approximately $75,000. Currently, the Common Stock ATM and Preferred Stock ATM are shut down.

Samuel A. Landy, President and CEO of UMH Properties, Inc., stated “UMH continues to execute on its business plan, which is resulting in increased sales, occupancy and overall operating results. As we deploy recently raised capital into new rental homes, expansions, community acquisitions and retail financing, we anticipate our earnings per share to rise accordingly. We have a long-term proven track record of delivering earnings growth and value for our shareholders. Over the past 5 years, we have increased our dividend by 25%.

“During the quarter, we converted 223 new homes from inventory to revenue generating rental homes. Our pace of rental home conversions has increased throughout the year and we believe we are on track to meet our goal of adding 700 to 800 new rental homes. Our rental home occupancy rate remains strong at 94.1% and our rent collections are in line with our historical averages.

“Sales continue to demonstrate growth with a 9% increase over last year, not including our joint venture at Honey Ridge, and a 12% increase, including Honey Ridge. We are on track to break our annual sales record of $33.5 million which was set last year. Our sales pipeline is currently approximately $3.6 million which positions us well for the 4th quarter.

“We currently have approximately 130 homes on site and ready for occupancy and an additional 280 homes on site that are currently being installed. This inventory will allow us to continue our occupancy growth for the remainder of the year and into next year.

“We look forward to continued sales and occupancy growth throughout the year.”

It should be noted that the financial information set forth above reflects our preliminary estimates with respect to such information, based on information currently available to management, and may vary from our actual financial results as of and for the third quarter ended September 30, 2025. UMH’s final third quarter results will be released on Monday, November 3, 2025, after the close of trading on the New York Stock Exchange and will be available on the Company’s website at www.umh.reit, in the Financials section. Senior management will discuss the results, current market conditions and future outlook on Tuesday, November 4, 2025, at 10:00 a.m. Eastern Time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 144 manufactured home communities containing approximately 26,900 developed homesites, of which 10,800 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 144 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint venture with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact: Nelli Madden

732-577-4062